Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

March 10, 2016

Square, Inc.

1455 Market Street, Suite 600

San Francisco, CA 94103

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Square, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 20,096,966 shares of Class A common stock, par value $0.0000001 per share, consisting of: (i) 16,747,472 shares of Class A common stock reserved for issuance under the 2015 Equity Incentive Plan and (ii) 3,349,494 shares of Class A common stock reserved for issuance under the 2015 Employee Stock Purchase Plan, as amended (which plans are referred to herein as the “Plans” and which shares of Class A common stock are collectively referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

AUSTIN    BEIJING    BRUSSELS    HONG KONG    LOS ANGELES    NEW YORK    PALO ALTO    SAN DIEGO

SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC    WILMINGTON, DE